Free Writing Prospectus to Preliminary Pricing Supplement No. 13,119

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 6, 2026; Filed pursuant to Rule 433

Morgan Stanley

Worst-of SPX, INDU and SX5E Jump Securities with Auto-Callable Feature due January 31, 2030

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underliers:	S&P 500® Index (SPX), Dow Jones Industrial AverageSM (INDU) and EURO STOXX 50® Index (SX5E)
Automatic early redemption:	Determination date:		Call threshold level:	Early redemption payment (per security):
	#1	January 28, 2027	100% of the initial level for each underlier	At least $1,097.50
	#2	February 26, 2027		At least $1,105.625
	#3	March 30, 2027		At least $1,113.75
	#4	April 27, 2027		At least $1,121.875
	#5	May 27, 2027		At least $1,130.00
	#6	June 28, 2027		At least $1,138.125
	#7	July 27, 2027		At least $1,146.25
	#8	August 27, 2027		At least $1,154.375
	#9	September 27, 2027		At least $1,162.50
	#10	October 27, 2027		At least $1,170.625
	#11	November 29, 2027		At least $1,178.75
	#12	December 27, 2027		At least $1,186.875
	#13	January 27, 2028		At least $1,195.00
	#14	February 28, 2028		At least $1,203.125
	#15	March 27, 2028		At least $1,211.25
	#16	April 27, 2028		At least $1,219.375
	#17	May 30, 2028		At least $1,227.50
	#18	June 27, 2028		At least $1,235.625
	#19	July 27, 2028		At least $1,243.75
	#20	August 28, 2028		At least $1,251.875
	#21	September 27, 2028		At least $1,260.00
	#22	October 27, 2028		At least $1,268.125
	#23	November 27, 2028		At least $1,276.25
	#24	December 27, 2028		At least $1,284.375
	#25	January 29, 2029		At least $1,292.50
	#26	February 27, 2029		At least $1,300.625
	#27	March 27, 2029		At least $1,308.75
	#28	April 27, 2029		At least $1,316.875
	#29	May 29, 2029		At least $1,325.00
	#30	June 27, 2029		At least $1,333.125
	#31	July 27, 2029		At least $1,341.25
	#32	August 27, 2029		At least $1,349.375
	#33	September 27, 2029		At least $1,357.50
	#34	October 29, 2029		At least $1,365.625
	#35	November 27, 2029		At least $1,373.75
	#36	December 27, 2029		At least $1,381.875

Upside threshold level:	90% of the initial level for each underlier
Downside threshold level:	75% of the initial level for each underlier
Pricing date:	January 27, 2026
Final determination date:	January 28, 2030
Maturity date:	January 31, 2030
CUSIP:	61780AUM5
Estimated value:	$957.90 per security, or within $45.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226000779/ms13119_424b2-00393.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Worst Performing Underlier	Early Redemption Payment (per Security)
#1	-20%	--
#2	+30%	$1,105.625
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,105.625 per security on the related early redemption date.

Hypothetical Payment at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Worst Performing Underlier	Payment at Maturity (per Security)
+60.00%	$1,390.00
+40.00%	$1,390.00
+20.00%	$1,390.00
0.00%	$1,390.00
-10.00%	$1,390.00
-11.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-40.00%	$600.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal and do not pay interest.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a significant loss on your investment than if the securities were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the securities.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.